Exhibit 99.1

AITX's RAD Signs Technon Cyber as Master Distributor for Latin American Market

Technon Cyber Appointed to Lead RAD's Expansion into Latin America Under the Direction of CEO Joe Gehr

Detroit, Michigan, September 29, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has signed Technon Cyber as Master Distributor for the Latin American market (LATAM). This appointment marks a significant step in RAD's international expansion strategy, enabling the Company to bring critical elements of its ecosystem of AI-powered security and safety solutions, including the upcoming RADCam™ Enterprise, SARA™ and RADCam Residential offerings, to clients throughout the region.

Technon Cyber is led by CEO Joe Gehr, a recognized security industry veteran with decades of international experience. Gehr has successfully guided companies through expansion initiatives in Latin America, building strong distributor networks and lasting client relationships. His expertise in aligning advanced technologies with market needs positions RAD to accelerate adoption of its solutions across the region. In addition, Gehr is a frequent guest on international television networks, giving RAD's expansion efforts increased visibility among business leaders, clients, and investors across Latin America.

"RAD's entry into Latin America is a milestone we have been preparing for over the past year with various in-country device tests, informal focus groups, Spanish language support and regional-focused pricing. We're thrilled with Joe's commitment and focus in this region and we're convinced he is the right leader to make it happen," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "His deep understanding of the market, combined with his proven ability to build partnerships, will accelerate the reach of our entire ecosystem, from RADCam to our large-scale enterprise solutions."

With this appointment, Technon Cyber will introduce the complete RAD ecosystem to Latin America.

"RAD has clearly established itself as a leader in North America, and I am eager to bring that same success to Latin America," commented Gehr. "The market is ready for innovative, AI-powered solutions that improve security outcomes and reduce costs, and I believe RAD's ecosystem is exactly what clients here have been waiting for."

"We are thrilled to welcome Joe and the Technon Cyber team to the RAD family," said Mark Folmer, CPP, PSP, President of RAD. "His leadership and experience will help ensure that our solutions reach new clients across Latin America and deliver the same impact we've achieved in North America."

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

About Technon Cyber

Technon Cyber brings years of experience in the ﬁelds of security, intelligence, cybersecurity, OT/ICS security and decision making. This experience stems from the security challenges faced by some of the western democracies in recent decades. Technon consultants are men and women that had an important role in the resolution of those challenges. Technon has a unique edge when it comes to understanding current threats to your operational environment (critical infrastructure, manufacturing, etc.), and how to mitigate them, strengthening your organization's overall resilience. For more information, please visit www.TechnonCyber.com.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/